Exhibit 99.1

Nordson Corporation Reports Fiscal Year 2015 Third Quarter Results

  Sales in the third quarter are $463 million, inclusive of 6 percent organic growth
  GAAP diluted EPS in third quarter is $1.14, or $1.16 excluding one-time items
  Unfavorable currency translation impacts third quarter sales and EPS as compared to the prior year by $33 million and $0.16, respectively
  Pro-forma 12 week order rates increase 5 percent over same period a year ago
  Fourth quarter 2015 sales guidance: volume growth of 2 percent expected at midpoint of range, inclusive of 1 percent related to first year effect of acquisitions; offset by 7 percent unfavorable currency translation at current rates
  Fourth quarter 2015 GAAP diluted EPS guidance expected in the range of $1.00 to $1.12, inclusive of a $0.01 per share short term purchase accounting charge related to the step-up in value of acquired inventory
  Full year organic revenue growth of 4 percent at midpoint of fourth quarter guidance outpaces global GDP

WESTLAKE, Ohio--(BUSINESS WIRE)--August 20, 2015--Nordson Corporation (Nasdaq: NDSN) today reported results for the third quarter of fiscal year 2015. For the quarter ending July 31, 2015, sales were $463 million, a 1 percent increase over the prior year’s third quarter. This change in sales included a 6 percent increase in organic volume, a 2 percent increase related to the first year effect of acquisitions, and a negative 7 percent impact related to the unfavorable effects of currency translation. Operating profit was $103 million, net income was $69 million, and GAAP diluted earnings per share were $1.14. Prior year third quarter sales, operating profit, net income and diluted earnings per share were $459 million, $114 million, $78 million and $1.21, respectively. Diluted earnings per share in the current quarter include a $0.01 per share benefit related to a discrete tax item and a $0.03 per share charge related to restructuring and efficiency initiatives. A reconciliation of GAAP diluted EPS to normalized amounts and a calculation of free cash flow are included in the attached tables.

“Nordson delivered excellent organic growth of 6 percent in the third quarter compared to the prior year in a macroeconomic environment that remained challenging,” said Nordson President and Chief Executive Officer Michael F. Hilton. “Unfavorable currency translation continued to be a significant headwind given the strength of the U.S. dollar, negatively impacting revenue by 7 percent as compared to the prior year. From an operating perspective, we leveraged sequential revenue growth to generate operating margin of 22 percent in the third quarter, an increase of three percentage points compared to the second quarter. Earnings per share were impacted by one-time items related to operational and customer service continuous improvement initiatives within certain Advanced Technology segment product lines. Our approach to capital deployment in the quarter remained balanced, as we distributed approximately $13 million in dividends, invested $49 million for the repurchase of shares, and closed on the acquisition of Liquidyn, a German manufacturer of micro-dispensing valves that will add to our fluid management offering within the Advanced Technology segment.”

Third Quarter Segment Results

All segments and all geographies, with the exception of Japan, delivered organic sales volume growth in the third quarter compared to the same period a year ago.

Sales volume in Adhesive Dispensing Systems increased 4 percent compared to the third quarter a year ago. “Strength in rigid packaging, nonwovens, and general assembly product lines drove growth in the quarter, where our polymer product lines were essentially flat to the prior year,” said Hilton. The Adhesive Dispensing segment’s operating margin in the third quarter was 26 percent. Excluding the effect of negative currency translation in the quarter, the segment’s operating margin was 28 percent.

In Advanced Technology Systems, third quarter sales volume increased 8 percent over the prior year, inclusive of a 6 percent increase related to the first year effect of acquisitions. “Strong demand for our surface treatment and test and inspection solutions in electronics end markets and for fluid management components serving medical end markets was offset by lower demand for dispensing solutions. Operating margin for the Advanced Technology segment was 24 percent in the third quarter, or 25 percent excluding one-time items. The effects of currency as compared to the prior year were negligible.

Industrial Coating Systems organic sales volume increased 23 percent compared to the third quarter a year ago. “This segment delivered double digit organic growth in every product line, driven by consumer durable, automotive, industrial, electronic, and food and beverage end markets,” said Hilton. The Industrial Coatings segment’s operating margin was 19 percent in the third quarter. Excluding the effect of negative currency translation in the quarter, the segment’s operating margin was 21 percent.

Negative currency translation effects reduced total company sales by $33 million, or 7 percent, reduced both overall gross margin and operating margin by more than 1 percentage point, and reduced diluted earnings per share by $0.16, all compared to the prior year’s third quarter. Detailed results by operating segment and geography are included in the attached tables, as is an earnings per share reconciliation table.

Fiscal Year-to-Date Results

For the first nine months of fiscal year 2015, sales were $1,242.5 million, an increase of 1 percent over the prior year’s period. This increase in sales included a 5 percent increase in organic volume, a 3 percent increase related to the first year effect of acquisitions, and a negative 7 percent impact related to the unfavorable effects of currency translation. Year to date operating profit was $242 million, net income was $161 million and GAAP diluted earnings per share were $2.61. Prior year-to-date sales, operating profit, net income and diluted earnings per share were $1.235.4 million, $261 million, $175 million and $2.71, respectively. Through the first nine months of the year, unfavorable currency effects reduced sales by $83 million, operating margin by 1 percent, and diluted earnings per share by $0.39, all compared to the prior year.

“Nordson has delivered organic volume growth of 5 percent year to date, a strong level in the current macroeconomic environment, and we have leveraged sequential volume increases to improve operating margin in each quarter,” said Hilton. “Our global team has continued to focus on delivering technology and support to customers across our many end markets while executing on initiatives that will drive growth, performance and sustainable competitive advantage over the long term.”

Order Rates and Backlog

Order rates for the 12-week period ending August 16, 2015, measured in constant currency, increased by 5 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2014 and 2015 acquisitions were owned in both years.

Backlog for the quarter ended July 31, 2015 was approximately $270 million, an increase of 10 percent compared to the same period a year ago, and inclusive of 6 percent organic growth and 4 percent growth due to acquisitions. Current backlog decreased 5 percent compared to the second quarter ended April 30, 2015. Backlog amounts are calculated at July 31, 2015 exchange rates.

Outlook

At the midpoint of guidance for the fourth quarter of fiscal 2015, total sales volume is expected in the range of down 7 percent to down 3 percent compared to the prior year. This range is inclusive of organic volume down 1 percent to up 3 percent, 1 percent growth related to the first year effect of acquisitions, and negative 7 percent currency translation effect based on the current exchange rate environment. Operating margin is expected to be approximately 22 percent at this midpoint. GAAP diluted earnings per share are expected to be in the range of $1.00 to $1.12, inclusive of a $0.01 per share short term purchase accounting charge related to the step-up in value of acquired inventory. This outlook is also inclusive of an unfavorable currency translation effect of approximately $0.14 per share at current exchange rates.

“Given our backlog and current order rates, organic growth is positive at the midpoint of our fourth quarter guidance, even in a soft macroeconomic environment and against challenging comparisons, and would result in full year organic growth of approximately four percent. Looking further ahead, most economists at this time are not forecasting significant macroeconomic improvement heading into the coming year. Our own visibility over the longer term is also limited. Given this uncertain outlook, we are taking actions in areas we can control to improve normalized margins in 2016, independent of sales volume leverage. The actions taken in the third quarter to optimize certain Advanced Technology product lines are among the first of these steps. We also are implementing a more concentrated effort around multiple continuous improvement initiatives, accelerating footprint consolidation activities, limiting additions to headcount, and reducing other spending. Overall, our global team is committed to providing a best in class experience to customers and delivering solid long term returns to shareholders. We remain confident in our business model and our ability to capitalize on the many opportunities available to us in the diverse end markets we serve.”

Nordson will broadcast its third quarter conference call on its web site at www.nordson.com/investors on Friday, August 21, 2015 at 8:30 a.m. eastern time. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or jim.jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

THIRD QUARTER PERIOD
Period Ending July 31, 2015
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Third Quarter		Year-to-Date
	2015	2014	2015	2014

Net sales	$462,731	$458,550	$1,242,466	$1,235,431
Cost of sales	214,239	201,039	563,363	547,586
Selling & administrative expenses	145,642	143,056	437,021	426,697

Operating profit	102,850	114,455	242,082	261,148

Interest expense - net	(4,393)	(3,673)	(12,558)	(10,451)
Other income (expense) - net	2	(236)	(787)	(851)

Income before income taxes	98,459	110,546	228,737	249,846
Income taxes	29,071	32,667	67,250	75,153

Net Income	$69,388	$77,879	$161,487	$174,693

Return on sales	15%	17%	13%	14%
Return on average shareholders' equity	34%	33%	25%	25%

Average common shares outstanding (000's)	60,578	63,482	61,235	63,888
Average common shares and common share equivalents (000's)	61,099	64,141	61,759	64,519

Per share:

Basic earnings	$1.15	$1.23	$2.64	$2.73
Diluted earnings	$1.14	$1.21	$2.61	$2.71

Dividends paid	$.22	$.18	$.66	$.54

Total dividends	$13,350	$11,421	$40,466	$34,525

CONSOLIDATED BALANCE SHEET

	July 31	October 31
	2015	2014

Cash and marketable securities	$61,000	$42,314
Receivables	375,752	365,844
Inventories	228,829	210,871
Other current assets	55,776	53,654
Total current assets	721,357	672,683

Property, plant & equipment - net	244,303	224,439
Other assets	1,350,697	1,383,008
	$2,316,357	$2,280,130

Notes payable and debt due within one year	$15,849	$116,932
Accounts payable and accrued liabilities	244,766	253,936
Total current liabilities	260,615	370,868

Long-term debt	922,732	682,868
Other liabilities	312,585	321,597
Total shareholders' equity	820,425	904,797
	$2,316,357	$2,280,130

Other information:

Employees	6,092	5,966

Common shares outstanding (000's)	60,263	62,435

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

THIRD QUARTER PERIOD
Period Ending July 31, 2015
(Unaudited)

	Third Quarter		% Growth over 2014			Year-to-Date		% Growth over 2014
SALES BY BUSINESS SEGMENT	2015	2014	Volume	Currency	Total	2015	2014	Volume	Currency	Total

Adhesive dispensing systems	$211,649	$226,762	4.0%	-10.7%	-6.7%	$609,135	$668,187	0.4%	-9.2%	-8.8%
Advanced technology systems	184,888	174,636	8.4%	-2.5%	5.9%	446,588	399,805	14.7%	-3.0%	11.7%
Industrial coating systems	66,194	57,152	23.1%	-7.3%	15.8%	186,743	167,439	17.2%	-5.7%	11.5%

Total sales by business segment	$462,731	$458,550	8.1%	-7.2%	0.9%	$1,242,466	$1,235,431	7.3%	-6.7%	0.6%

	Third Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2015	2014				2015	2014

Adhesive dispensing systems	$54,854	$60,806				$148,963	$171,425
Advanced technology systems	44,633	56,444				96,221	97,664
Industrial coating systems	12,326	7,471				27,604	21,762
Corporate	(8,963)	(10,266)				(30,706)	(29,703)

Total operating profit by business segment	$102,850	$114,455				$242,082	$261,148

	Third Quarter		% Growth over 2014			Year-to-Date		% Growth over 2014
SALES BY GEOGRAPHIC REGION	2015	2014	Volume	Currency	Total	2015	2014	Volume	Currency	Total

United States	$129,290	$119,705	8.0%	-	8.0%	$392,144	$360,904	8.7%	-	8.7%
Americas	34,929	31,296	24.2%	-12.6%	11.6%	94,225	89,705	14.3%	-9.3%	5.0%
Europe	120,580	126,639	12.4%	-17.2%	-4.8%	334,244	365,172	6.7%	-15.2%	-8.5%
Japan	26,647	34,593	-7.3%	-15.7%	-23.0%	76,679	89,727	0.4%	-14.9%	-14.5%
Asia Pacific	151,285	146,317	4.6%	-1.2%	3.4%	345,174	329,923	6.4%	-1.8%	4.6%

Total Sales by Geographic Region	$462,731	$458,550	8.1%	-7.2%	0.9%	$1,242,466	$1,235,431	7.3%	-6.7%	0.6%

	Third Quarter					Year-to-Date
FREE CASH FLOW BEFORE DIVIDENDS	2015	2014				2015	2014

Net income	$69,388	$77,879				$161,487	$174,693
Depreciation and amortization	16,849	14,608				49,071	43,839
Other non-cash charges	3,264	3,003				14,515	13,307
Changes in operating assets and liabilities	(39,643)	(14,721)				(57,779)	(48,881)
Net cash provided by operating activities	49,858	80,769				167,294	182,958

Additions to property, plant and equipment	(12,715)	(11,442)				(48,898)	(27,936)
Proceeds from the sale of property, plant and equipment	67	179				488	278

Free cash flow before dividends	$37,210	$69,506				$118,884	$155,300

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING AUGUST 16, 2015
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	12%	United States	-9%
Advanced technology systems	1%	Americas	23%
Industrial coating systems	-9%	Europe	17%
		Japan	-13%
Total	5%	Asia Pacific	8%

		Total	5%

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma changes in order rates were calculated as though 2014 and 2015 acquisitions were owned in both years.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

THIRD QUARTER PERIOD
Period Ending July 31, 2015
(Unaudited)

	Third Quarter		Year-to-Date
	2015	2014	2015	2014

Diluted EPS as reported (U.S. GAAP)	$1.14	$1.21	$2.61	$2.71

Short-term inventory purchase accounting adjustments	-	-	0.01	0.02
Severance and restructuring	0.03	-	0.03	0.01
Pension settlement expense	-	-	0.02	-
Discrete tax items	(0.01)	(0.01)	(0.04)	(0.01)

Diluted EPS as adjusted (Non-GAAP)	$1.16	$1.20	$2.63	$2.73

Adjusted EPS and operating margin are not measurements of financial performance under GAAP, and should not be considered as alternatives to EPS and operating margin determined in accordance with GAAP. Management believes that EPS and operating margin as adjusted to exclude the items in the tables above assist in understanding the results of Nordson Corporation. Our calculations of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, 440-414-5639
Director, Communications & Investor Relations
Jim.Jaye@nordson.com